Exhibit 10.11

REIMBURSEMENT AND FEE AGREEMENT

THIS REIMBURSEMENT AND FEE AGREEMENT, effective as of June 29, 2011 (this “Agreement”) by and among TNP SRATEGIC RETAIL TRUST, INC., a Maryland Corporation (the “REIT”), TNP STRATEGIC RETAIL OPERATING PARTNERSHIP, LP, a Delaware limited partnership (the “OP”), and TNP SRT CONSTITUTION TRAIL, LLC, a Delaware limited liability company (the “Borrower”, and together with the “REIT” and the “OP”, the “Company”) and ANTHONY W. THOMPSON, an individual (the “Guarantor”).

WHEREAS, the Borrower, a direct and indirect wholly owned subsidiary of the OP and the REIT, has obtained a loan from TL DOF III Holding Corporation (the “Lender”), evidenced by a promissory in the aggregate principal amount of $15,300,000 pursuant to that certain Credit Agreement dated as of June 29, 2011 (as the same may be amended, modified or supplemented from time to time, the “Credit Agreement”) by and between the Borrower and the Lender.

WHEREAS, as a condition precedent to the extension of the financial accommodations provided under the Credit Agreement, the Lender has required the Guarantor to guaranty the obligations of the Borrower under the Credit Agreement; and

WHEREAS, the parties hereto desire to formally evidence the obligation of the Company to reimburse the Guarantor for any payment made by the Guarantor pursuant to such guaranty under the Credit Agreement and the Company desires to compensate the Guarantor for its guaranty of Borrower’s obligations and the incurrence by the Guarantor of the liabilities under the Credit Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto agree as follows:

Section 1. Definitions. The following terms shall have the meanings set forth below for the purposes of this Agreement:

“Other Taxes” means any stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement.

“Taxes” shall mean present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto.

Section 2. Reimbursement/Guaranty Fee.

(a) In the event the Guarantor makes any payment to the Lender pursuant to, or in respect of, the Credit Agreement, the Company shall, within two business days after the Company receives notice from the Guarantor that the Guarantor has made such payment, reimburse the Guarantor in an amount equal to the amount so paid by the Guarantor under the Credit Agreement.

(b) In consideration of, and as a fee for, providing the guaranty, the Company agrees to pay the Guarantor, no later than 30 days following the effective date of this Agreement, an upfront fee (the “Upfront Fee”) of $25,000. The Upfront Fee shall not be refundable, shall be payable in immediately available funds and shall not be subject to counterclaim or set-off for, or otherwise be affected by, any claim or dispute relating to any other matter.

(c) In further consideration of, and as an additional fee for, providing the guaranty, the Company agrees to pay the Guarantor a guaranty fee (the “Guaranty Fee”), for so long as the Guarantor is obligated under the guaranty pursuant to the Credit Agreement, calculated on a per annum basis of a year of 360 days and for the actual number of days elapsed, equal to: (x) 0.25% multiplied by (y) the weighted-average amount of borrowings outstanding under the Credit Agreement during the term of the Credit Agreement. As soon as the same is available, but no later than 25 days after each anniversary of the effective date of this Agreement, the Company shall deliver to the Guarantor a detailed schedule setting forth the dates and amounts of all borrowings and repayments made by the Company under the Credit Agreement during such period. The Guaranty Fee shall be calculated by the Guarantor promptly after receipt of such information. Payment of the Guaranty Fee shall be made by the Company to the Guarantor on an annual basis no later than 30 days after each anniversary of the effective date of this Agreement for so long as the Guarantor is obligated under the guaranty pursuant to the Credit Agreement.

(d) In the event the Company fails to pay any amount hereunder when due, such amount shall bear interest at a rate per annum equal to the one-month London interbank offered rate published from time to time by the Wall Street Journal plus 1.50% and such amount, together with such interest, shall be payable on demand.

(e) The obligation to pay the foregoing amounts shall be (i) absolute and unconditional and shall not be subject to any offset or counterclaim of any kind whatsoever and (ii) shall be due and payable notwithstanding (A) any lack of validity or enforceability of the documents and instruments evidencing the Credit Agreement, the guaranty or any other agreement or instrument relating thereto; (B) any change, restructuring or termination of the organizational structure or existence of the Company; (C) any acts of any governmental or quasi-governmental authority or regulatory body affecting the Company, including, but not limited to, any economic, political, regulatory or other events or any failure of any governmental or quasi-governmental authority or regulatory body to permit the Company to comply with the terms of this Agreement; or (D) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Company.

(f) (i) All payments by the Company under this Agreement shall be made free and clear of, and without deduction or withholding for, any and all Taxes.

(ii) In addition, the Company shall pay any Other Taxes due in the present or future.

(iii) The Company shall indemnify and hold harmless the Guarantor for the full amount of Taxes or Other Taxes paid by the Guarantor and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within five days from the date the Guarantor makes written demand therefor.

(iv) If the Company is required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder, then:

(1) the sum payable shall be increased as necessary so that after making all required deductions or withholdings, the Guarantor receives an amount equal to the sum it would have received had no such deductions or withholdings been made; and

(2) the Company shall make such deductions or withholdings and pay the full amount deducted to the relevant taxation or other authority in accordance with applicable law.

(v) Within 30 days after the date of any payment by the Company of Taxes or Other Taxes, the Company shall furnish to the Guarantor the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Guarantor.

(g) Simultaneously with the delivery by the Company to the Lender of its annual and quarterly financial statements, if required, the Company shall deliver a copy of same to the Guarantor. Within thirty days after receipt by the Company of any notices, correspondence or other communications from the Lender, the Company shall provide true and correct copies of such correspondence to the Guarantor.

Section 3. Representations. The Company further represents to the Guarantor that:

(a) Authorization. The Company has the right and power, and has taken all necessary action to authorize it to execute, deliver and perform this Agreement in accordance with its terms. This Agreement has been duly executed and delivered by a duly authorized officer of the Company, and this Agreement is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights.

(b) Compliance of Documents with Laws, etc. The execution and delivery of this Agreement and the Credit Agreement do not and will not, by the passage of time, the giving of notice or otherwise: (i) require any government approval or violate any applicable law relating to the Company; or (ii) conflict with, result in a breach of or constitute a default under, the organizational documents or by-laws of the Company, or any indenture, agreement or other instrument to which the Company is a party or by which it or any of its properties may be bound.

Section 4. Benefits. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns (including any subsequent obligor under the guaranty pursuant to the Credit Agreement). The Guarantor may assign its rights and remedies hereunder (including the right to receive monies hereunder) to any person or entity without the consent of the Company; provided, however, that the Guarantor shall promptly notify the Company of any such assignment by the Guarantor of this Agreement. The Company may not assign or transfer all or any part of this Agreement or its obligations hereunder without the prior written consent of the Guarantor.

Section 5. Governing Law/Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE.

(b) THE COMPANY HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION AND VENUE OF THE FEDERAL DISTRICT COURTS OF THE UNITED STATES LOCATED IN ORANGE COUNTY, CALIFORNIA OR ANY STATE COURT LOCATED IN ORANGE COUNTY, CALIFORNIA IN CONNECTION WITH ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. TO THE EXTENT THAT THE COMPANY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY (SOVEREIGN OR OTHERWISE) FROM JURISDICTION OF ANY COURT OR FROM LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS HEREUNDER.

(c) EACH OF THE COMPANY AND THE GUARANTOR WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

Section 7. Notices. Notices to the Company shall be delivered to the address of the Company set forth below the signature line therefor via fax, hand delivery or overnight courier. All such notices shall be effective: (i) if faxed, upon transmittal thereof (and a fax confirmation answer-back shall be deemed conclusive evidence of such delivery), (ii) if hand delivered, when so delivered and (iii) if via courier, upon receipt by the Guarantor of confirmation of delivery from the courier.

IN WITNESS WHEREOF, the parties hereto have caused this Reimbursement and Fee Agreement to be executed by their duly authorized officers as of the date first above written.

TNP STRATEGIC RETAIL TRUST, INC., a Maryland corporation

By:	/s/ James R. Wolford
Name: James R. Wolford
Title: Chief Financial Officer, Treasurer and Secretary

TNP STRATEGIC RETAIL OPERATING PARTNERSHIP, LP

By: TNP Strategic Retail Trust, Inc., its general partner

	By:	/s/ James R. Wolford
Name: James R. Wolford
Title: Chief Financial Officer, Treasurer and Secretary

TNP SRT CONSTITUION TRAIL, LLC, a Delaware limited liability company By: STRATEGIC RETAIL OPERATING PARTNERSHIP, LP, it sole member
By: TNP Strategic Retail Trust, Inc., its general partner

By:	/s/ James R. Wolford
Name: James R. Wolford
Title: Chief Financial Officer, Treasurer and Secretary

Address for Notices:

c/o TNP Strategic Retail Trust, Inc. 1900 Main Street Suite 700 Irvine, California 92614 Fax (949) 252-0212

/s/ Anthony W. Thompson Anthony W. Thompson

Address for Notices: Anthony W. Thompson Thompson National Properties, LLC 1900 Main Street Suite 700 Irvine, California 92614 Fax (949) 252-0212

[Signature Page to Reimbursement and Fee Agreement]